Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-3 of C&F Financial Corporation of our reports dated February 26, 2008, relating to our audits of the consolidated financial statements and internal control over financial reporting of C&F Financial Corporation and subsidiary included in its Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

We also consent to the reference in such Registration Statement to our firm under the caption “Experts”.

/s/ Yount, Hyde & Barbour, P.C.
Winchester, Virginia
January 26, 2009